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                                                                   EXHIBIT 10.40

                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release (together with all exhibits and other attachments hereto)(the "Settlement Agreement") is made and entered into as of June 7, 2002 by and among U.S.I. Holdings Corporation, a Delaware corporation ("USI") and Royal Indemnity Company, a Delaware corporation ("Royal").

                                    RECITALS

     WHEREAS, USI and Royal entered into that certain Strategic Alliance Agreement dated March 29, 2000 (the "Agreement");

     WHEREAS, pursuant to letters dated March 31, 2000 and December 22, 2000, from Bernard H. Mizel, Chairman and Chief Executive Officer of USI to Paul Stewman, Executive Vice President of Royal (collectively, the "Letter Agreement"), Royal and USI entered into an Agreement and that certain Bogdanoff claim;

     WHEREAS, as of June 30, 2001, the Agreement terminated pursuant to a notice of termination by Royal to USI dated April 23, 2001;

     WHEREAS, Royal and USI disagree as to the meaning of the certain provisions in the Agreement and the Letter Agreement;

     WHEREAS, both USI and Royal desire to resolve and conclude their differences with regard to the Agreement and the Letter Agreement;

     WHEREAS, Royal and USI have deemed it advisable to execute this Settlement Agreement, in which they resolve the outstanding matters between them with respect to the Agreement and the Letter Agreement; and

     WHEREAS, all capitalized terms used herein and not defined have meanings used in the Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged and confessed, USI and Royal hereby agree as follows:

     1. Closing. The closing of the release of claims under the terms set forth in this Settlement Agreement (the "Closing") shall take place on June 26, 2002, or at such other date after satisfaction or waiver of all conditions precedent set forth in Section 6

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hereof as the parties may agree (the "Closing Date"). At the Closing, USI shall deliver to Royal stock certificates evidencing the Preferred Stock (defined herein).

     2. Settlement Amount. USI shall cause the following payments to be made to Royal in consideration for the releases set forth herein:

        (a) Within three (3) days of this Settlement Agreement, USI agrees to cause to be paid to Royal Two Hundred Fifty Thousand dollars ($250,000.00) (the"Initial Payment");

        (b) Ninety (90) days following the closing date of USI's initial public offering of its common stock as currently described in USI's Form S-1 filed with the U.S. Securities and Exchange Commission (the "SEC") on April 30, 2001 (the "USI IPO"), or the closing date of a recapitalization of USI (the "Recapitalization"), USI agrees to cause to be paid to Royal One Million Two Hundred Thirty Seven Thousand Five Hundred Dollars ($1,237,500.00)(the "Second Installment");

        (c) One hundred eighty (180) days following the closing date of USI's IPO, or the effective date of a Recapitalization, USI agrees to pay to Royal One Million, Two Hundred Thirty Seven Thousand, Five Hundred Dollars
($1,237,500.00)(the "Final Installment"); and

        (d) On the Closing Date, USI agrees to issue to Royal 353,572 shares of USI Series Y convertible preferred shares at a $7.00 per share value ($2,475,000)(the "Preferred Stock") as described in the Certificate of Designation attached hereto as Exhibit A. (the Initial Payment, the Second Installment the Final Installment and the Preferred Stock, hereinafter collectively referred to as the "Settlement Amount".)

     3. Ceridian Corporation. Without the introduction of an additional incentive payment arrangement, USI agrees to continue to work with Royal in good faith to explore the development of insurance programs for potential introduction to the marketing opportunity represented by the USI/Ceridian Corporation customer referral agreement.

     4. Firemans Fund Insurance Company ("FFIC") Releases. On the date of this Settlement Agreement, Royal and FFIC and USI and FFIC shall enter into mutual releases in connection with the Initial Payment.

     5. Covenants of USI and Royal Prior to the Closing.

        (a) USI will use commercially reasonable efforts to obtain all the necessary consents, approvals and agreements of the shareholders of USI to issue the Preferred Stock necessary to permit the consummation of this Settlement Agreement;

        (b) Royal and USI shall have entered into or shall enter into at the time of Closing a Subscription Agreement and Shareholder's Agreement substantially in the form attached hereto as Exhibit B (the "Ancillary Agreements");

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          (c) USI shall receive at the time of Closing from Royal consents substantially in the form attached hereto as Exhibit C (the "Consents") subject to the following:

               (i) USI agrees that the actions authorized by Royal in the Consents shall not be taken until such time as reasonably necessary to effect the IPO;

               (ii) USI agrees that no action shall be taken with respect to the Consents if the IPO is no longer being considered by USI. In any case, if USI's IPO has not been declared effective by the SEC prior to November 1, 2002, these consents shall become null and void unless otherwise agreed by Royal and USI;

     6. Conditions to Closing. The obligations of the parties to consummate the Closing are subject to the following conditions;

          (a) The consents required to be obtained from the USI shareholders to issue the Preferred Shares shall be in full force and effect.

          (b) Royal and USI shall have executed and delivered the Ancillary Agreements on the Closing Date.

          (c) Royal shall have executed and delivered the Consents to USI on the date of this Settlement Agreement.

     Neither Royal nor USI may rely on the failure of any condition set forth in this Section 6 to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur.

     7. Termination. This Settlement Agreement may be terminated.

          (a) By Royal, in the event that USI does not issue the Preferred Shares to Royal at the Closing;

          (b) By USI or Royal, in the event that USI does not issue the Preferred Shares to Royal prior to the USI IPO or Recapitalization;

          (c) By Royal, if the USI IPO or the Recapitalization has not closed by December 31, 2002;

          (d) By Royal or USI, if there is a failure of any conditions set forth in Section 6, that shall not have been waived by the other party (a party cannot claim a termination pursuant this Section 7(d) if said failure was caused by such party's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur); or

          (e) By the mutual written consent of USI and Royal.

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     In the event of termination of this Settlement Agreement as provided herein, this Settlement Agreement shall become void and of no further force or effect and the parties shall be returned to their original positions as if this Agreement never existed, including Royal refunding the Initial Payment to USI.

     8. Royal Release. Effective upon the Closing, Royal, on behalf of itself and each of its respective directors, managers, officers, shareholders, partners, agents, employees, attorneys, insurers, controlling persons, parent corporations, subsidiaries, divisions, affiliates, successors and assigns (collectively, "Related Persons"), shall hereby expressly release and forever discharge USI and its Releases (as defined below), and each of them, separately and collectively, from any and all obligations, liabilities, claims, damages, charges, rights, suits in equity, actions or causes of action (now known or which may be discovered in the near future) arising under, relating to, or in connection with, the Agreement, Letter Agreement and the Bogdanoff claim including, without limitation, claims for contract tort or statutory remedies seeking damages of any kind, and rights to or claims for injunctive relief, expenses, costs, attorney's fees, losses or damages, of any kind or nature whatsoever; provided that nothing contained herein may or shall be construed or deemed as an admission of liability or wrongdoing. "Releasees," individually and collectively, shall mean a party's respective and present directors, managers, officers, shareholders, partners, agents, employees, attorneys, controlling person, parent corporations, subsidiaries, divisions, affiliates, successors, and assigns, and each of them, separately and collectively. In the event of a termination of this Settlement Agreement pursuant to Section 7 above, Royal's release hereunder will be deemed cancelled and of no further force and effect, and any and all of USI's obligations under the Agreement and the Letter of Agreement shall continue in full force and effect.

     9. USI Release. Effective upon the Closing, USI, on behalf of itself and each of its respective Related Persons hereby expressly release and forever discharge Royal and its Releasees, and each of them, separately and collectively, from any and all obligations, liabilities, claims, damages, charges, rights, suits in equity, actions or causes of action (now known or which may be discovered in the future) arising under, relating to, or in connection with, the Agreement, Letter Agreement and the Bogdanoff claim, including, without limitation, claims for contract, tort or statutory remedies seeking damages or any kind, and rights to or claims for injunctive relief, expenses, costs, attorney's fees, losses or damages of any kind or nature whatsoever, provided that nothing contained herein may or shall be construed or deemed as an admission of liability or wrongdoing. In the event of a termination of this Settlement Agreement pursuant to Section 7 above, USI's release hereunder will be deemed cancelled and of no further force and effect, and any and all of Royal's obligations under the Agreement and the Letter Agreement shall be reinstated and shall not be deemed released and shall continue in full force and effect.

     10. Failure to Complete the IPO or the Recapitalization. USI agrees that if this Settlement Agreement is terminated pursuant to Section 7 above, it will promptly and in good faith attempt negotiate a payment schedule with Royal for the Settlement Amount.

     11. No Other Claim Holders. Each of Royal and USI represent and warrant that no other person had or has or claims any interest in the matters referred to herein; that each of them has the sole right and exclusive authority to execute this Settlement Agreement, and that each of them has not sold, assigned, transferred, conveyed or


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otherwise disposed of any claim or demand relating to any matter covered by this Settlement Agreement.

     12. Breach of this Settlement Agreement. In the event either party to this Settlement Agreement breaches its obligations hereunder, the other party shall be entitled to reimbursement for all reasonable fees and expenses, including interest and reasonable attorney's fees, incurred by the other party in connection with any action brought to enforce the terms of this Settlement Agreement.

     13. Successors and Assigns. This Settlement Agreement was the result of any arms' length negotiation between the settling parties and shall not be construed in favor of or against any party hereto. This Settlement Agreement shall be binding upon and inure to the benefit of the parties hereto and each of its respective successors and assigns.

     14. Proceeding Against Release. Each of Royal and USI hereby irrevocably convenants to refrain from, directly or indirectly, causing to be commenced, any proceeding of any kind against any of Royal and USI and any Releasee, separately and collectively, based upon matters purported to be released hereby.

     15. Counterparts. This Settlement Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Settlement Agreement may be executed and delivered by facsimile transmission, with each party mailing original signatures to the other as soon as possible thereafter.

     16. Entire Agreement. This Settlement Agreement and any exhibits attached hereto contain the entire agreement between Royal and USI relating to the subject matter hereof and supersedes any and all previous agreements, written or oral, between Royal and USI relating to the settlement and release of the subject matter hereof. No amendment or modification of the terms of this Settlement Agreement shall be binding upon Royal or USI unless reduced to writing and signed by Royal and USI.

     17. Notice. All notices and other communications hereunder shall be in writing sent via certified mail with return receipt requested and shall be deemed to have been given when received, in all cases addressed to the Party to be notified as set forth below or to such other address as may be amended or modified only in writing to the other party.

               If to Royal at:  Royal Indemnity Company
                                9300 Arrowpoint Blvd. - MS 2218
                                Chartlotte, North Carolina 28273
                                Attn: John Bartlett

               With a copy to:  Royal Indemnity Company
                                9300 Arrowpoint Blvd. - MS 1313
                                Charlotte, North Carolina 28273
                                Attn: Joyce W. Wheeler, Esq.



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               If to USI at:    USI Holdings Corporation
                                50 California Street -- 24/th/ Floor
                                San Francisco, CA 94111
                                Attn: David L. Eslick

               With a copy to:  USI Holdings Corporation
                                50 California Street -- 24/th/ Floor
                                San Francisco, CA 94111
                                Attn: Ernest Newborn, Esq.

     18. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflict of law rules.

     19. Assignment. Neither Party may assign or delegate this Settlement Agreement or any rights or obligations hereunder to a third party (by operation of law or otherwise), without the prior written consent of the other Party, which consent will not be unreasonably withheld. Subject to the foregoing, this Settlement Agreement shall insure to the benefit of and bind the successors and assigns of the Parties.

     20. Severability; Waiver. If any term, provision, covenant or condition of this Settlement, or any application thereof, should be held by a court of competent jurisdiction to be valid, void or unenforceable, that provision shall be deemded severable and all provisions, covenants and conditions of this Settlement Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby. The waiver of a breach of any provision of this Settlement Agreement by any party hereto or the failure of any part hereto to insist upon the strict performance of any provision hereof shall not constitute a waiver of any subsequent failure to perform.

     21. Additional Documents and Actions. The parties agree to execute such additional document and take such further actions as may be necessary to execute the terms of this Settlement Agreement.

     22. Headings. This section headings in this Settlement Agreement are for convenience only, and shall not be considered a part of, or affect the interpretation of, any provision of this Settlement Agreement.

     23. Third Party Beneficiary. This Settlement Agreement is not intended to confer upon any person which is not a party hereto any rights or remedies hereunder.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE INCLUDES A MUTUAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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     IN WITNESS WHEREOF, Royal and USI have executed this Settlement Agreement as of the date first above written.

                ROYAL INDEMNITY COMPANY

                By:  /s/ Joyce W. Wheeler

                Name:  Joyce W. Wheeler
                       _______________________

                Title:  Senior Vice President
                       _______________________

                U.S.I. HOLDINGS CORPORATION

                By:___________________________

                Name: ________________________

                Title: _______________________




SWORN to before me this

7th day of June 2002

/s/ Susan P. Van Allen
_____________________
     Notary

My Commission Expires:  10/04/04


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     IN WITNESS WHEREOF, Royal and USI have executed this Settlement Agreement as of the date first above written.

                ROYAL INDEMNITY COMPANY

                By:  _________________________

                Name:________________________

                Title:
                       _______________________

                U.S.I. HOLDINGS CORPORATION

                By: /s/ Ernest J. Newborn, II

                Name:  Ernest J. Newborn, II
                      ________________________

                Title: SVP & General Counsel
                      ________________________


SWORN to before me this

7th day of June 2002

/s/ Donna J. Doxey-Bowers
_________________________
     Notary

My Commission Expires:  10/01/2005


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